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                                    EXHIBIT j

                        INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
Baillie Gifford Funds:

We consent to the use of our report dated February 14, 2003 on the financial statements and financial highlights of the International Equity Fund incorporated by reference herein and to the reference of our firm under the headings "Independent Auditors" in the Private Placement Memorandum of Baillie Gifford Funds, and "Investment Advisory and Other Services -- Independent Auditors" in the Statements of Additional Information of each of the International Equity Fund, the Emerging Markets Fund and the EAFE Fund, and "Financial Statements" in the Statement of Additional Information of the International Equity Fund.

/s/ KPMG LLP

New York, New York
April 29, 2003